EXHIBIT 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Closes Initial Purchasers’ Option for Convertible Notes Offering

- Company issues $18,750,000 of convertible notes to initial purchasers -

Waltham, Mass., May 25, 2004 – The initial purchasers in Oscient Pharmaceuticals Corporation’s (Nasdaq: GENE) recently announced offering of $125,000,000 principal amount of 3.5% senior convertible notes due 2011 have today exercised an option to purchase additional securities. The exercise of this option has resulted in the sale of $18,750,000 principal amount of senior convertible notes to the initial purchasers in a private placement under the Securities Act of 1933 (the “Securities Act”).

The notes will be convertible into the Company’s common stock, at the option of the holders, at an initial conversion price of $6.64 per share. The notes may be redeemed by the Company beginning on May 10, 2010.

The Company plans to use the majority of the net proceeds to support the launch of FACTIVE® (gemifloxacin mesylate) tablets, accelerate aspects of the Ramoplanin and FACTIVE development programs, pursue additional in-licensing opportunities and for other general corporate purposes. The Company used a portion of the net proceeds to acquire U.S. government securities that have been pledged as collateral for the payment of the first six scheduled interest payments on the notes.

The notes, and the common stock issuable upon conversion of the notes, are not registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Oscient Pharmaceuticals, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statement

This news release contains forward-looking statements concerning Oscient Pharmaceuticals’ issuance of convertible notes, potential uses of the proceeds from the offering, its plans and timing for the commercial launch of FACTIVE tablets, and plans for other development programs. Oscient Pharmaceuticals may not use the net proceeds for some of the potential purposes described above. There can be no assurance that Oscient Pharmaceuticals will be able to successfully launch FACTIVE tablets. Even if the company succeeds in launching FACTIVE tablets, the product may not gain market acceptance due to competition from competing products or unanticipated safety, efficacy, manufacturing or other regulatory issues. It is also uncertain whether Oscient Pharmaceuticals will be able to successfully develop FACTIVE intravenous. The company is subject to the risks related to its lead product candidate, Ramoplanin, such as (i) the company’s inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of the clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients.

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